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                                                                     Exhibit 3.a
                          CERTIFICATE OF INCORPORATION

                                       OF

                          PREMIER PARKS OPERATIONS INC.

                                    ARTICLE I

      The name of the corporation is Premier Parks Operations Inc. (hereinafter referred to as the "Corporation").

                                   ARTICLE II

      The address of the Corporation's registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is Corporation Service Company.

                                   ARTICLE III

      The nature of the business and purposes to be conducted or promoted are:

      To own, sell, purchase, rent, lease, develop, subdivide, hire, exchange, release, partition, assign, mortgage, pledge, hypothecate, grant security interests in, encumber, negotiate, convey, transfer or otherwise dispose of, deal with or grant interests in any real estate, or the improvement thereon, including options for a fee, commission or other valuable consideration and negotiate any such activity for others and to engage generally in all aspects of the real estate business;

      To buy, hold, sell and deal in and with goods, wares, merchandise, equipment, tools, machinery, devices, material and every other kind of personal or other property;

      To purchase, construct, manage for others, own and operate dwelling and other houses, apartments, condominiums, commercial buildings and other improvements on real estate, to rent or otherwise use same, and to sell, dispose of or otherwise turn the same to account;

      To buy, acquire, hold, sell and deal in stocks, bonds, certificates of participation, securities and other interests;

         To borrow money and contract debts when necessary for the transaction of its


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business, or for the exercise of its rights, privileges or franchises, issue bonds, promissory notes, bills of exchange, debentures and other obligations and evidences of indebtedness, secured or unsecured, for money borrowed or in payment for property purchased or acquired, or for any other lawful objects;

      To issue shares or other securities, which may be secured or unsecured and may be subordinated to any indebtedness of the Corporation and may be convertible into shares, and to purchase or otherwise acquire, hold, cancel, reissue, sell and transfer any of such securities;

      To make, enter into and perform leases, contracts, obligations and other agreements of every sort;

      To lend money, secured or unsecured, and give and receive negotiable or non- negotiable instruments therefor; to guarantee, co-sign, indemnify or act as surety with respect to payment or performance of obligations of third parties; and to assign, convey, transfer, mortgage, subordinate, pledge, grant security interests in, encumber or hypothecate any property of the corporation to secure any of the foregoing;

      To enter into joint ventures, general, special or limited partnerships as a general, special or limited partner, and any other lawful combinations or associations;

      To engage in any lawful act or activity of which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

      The total number of all classes of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, par value $.05 per share.

                                    ARTICLE V

      The name and mailing address of the sole incorporator are as follows:

                  Louis J. Price
                  100 Park Avenue, 5th Floor
                  Oklahoma City, Oklahoma 73102


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                                   ARTICLE VI

      The Corporation is to have perpetual existence.


                                   ARTICLE VII

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

      To adopt, amend, or repeal the Bylaws of the Corporation, subject to the authority of the stockholders to adopt, amend, or repeal the same;

      To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation; and

      To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                                  ARTICLE VIII

      Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on application in a summary way of the Corporation, or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or a class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.


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                                   ARTICLE IX

      Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.


                                    ARTICLE X

      The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE XI

      No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 (or any successor section) of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. This Article XI shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article XI becomes effective. Neither the amendment nor repeal of this Article XI nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article XI shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such amendment or repeal, or adoption of an inconsistent provision.

                                   ARTICLE XII

      Any act or transaction by or involving the Corporation that requires for its adoption, under the Delaware General Corporation Law (the "GCL") or this Certificate of Incorporation, the approval of the stockholders of the Corporation, shall also require pursuant to Section 251(g) of the GCL, the approval of the stockholders of Premier Parks Inc. (or any successor by merger) by the same vote as is required by the provisions of the GCL and/or by this Certificate of Incorporation.

PRO CHARTER


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